Exhibit 3.21

ARTICLES OF INCORPORATION

OF

FEDERAL MEDICAL SUPPLIES, INC.

I.

The name of the corporation is FEDERAL MEDICAL SUPPLIES, INC.

II.

The corporation shall have perpetual duration.

III.

The corporation shall have as its primary purpose the right and privilege to engage in the business of providing medical supplies to private entities, persons and corporations for a fee allowed by law and regulated by federal, state and local authorities throughout the United States of America for itself and others; and to do any and all acts and things necessary, convenient, expedient, ancillary or in aid of the accomplishment of the foregoing for itself and others and to enter into any other activities relating thereto as the Board of Directors, may, from time to time, determine; to engage in any legal business or transaction which the Directors may deem beneficial to the corporation, for compensation and in the public welfare, to include the purchase and/or lease of real property, with additional rights and powers incidental and necessary to the corporate purpose and as may be authorized by the laws of the State of Georgia.

IV.

The corporation shall have the authority to issue not more than 100,000 shares of Common Stock which shall have a par value of $1.00 and that together have unlimited voting rights in regard to the corporation and are entitled to receive the net assets of the corporation upon dissolution.

V.

The corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of such shares of stock.

VI.

The initial registered office of the corporation shall be at Route 1, Box 474, Dearing, McDuffie County, Georgia, 30808. The initial registered agent of the corporation shall be DAVID D. HUFF.

VII.

The corporation’s initial Board of Directors shall consist of four (4) persons namely: DAVID D. HUFF, Route 1, Box 474, Dearing, Georgia 30808; HERMAN D. MURDERS, Route 1, Harlem, Georgia 30814; MICHAEL BOWEN, 205 Lakewood Circle, North Augusta, SC 29841; and NORMAN DOROSIN, 1069 Virginia Avenue, Atlanta, Georgia 30306.

VIII.

The Incorporator’s name and address is as follows: DAVID D. HUFF, Route 1, Box 474, Dearing, Georgia 30808.

IX.

The corporation is organized under the Georgia Business Corporation Code and the Incorporator desires that said corporation be vested with all rights, powers and privileges now or hereafter given to do any and all things which may be needful and proper in the operation of the above described corporation and that said corporation shall have all powers set out and enumerated in O.C.G.A. §14-2-302, and such powers as may hereafter be afforded by law.

X.

The principal office of the corporation shall be located in McDuffie County, Georgia, and its initial mailing address shall be Route I, Box 474, Dearing, Georgia, 30808, but the privilege of establishing branch offices and places of business both within and without the State of Georgia is desired.

XI.

Incorporator further desires that the By-Laws of the corporation be adopted by the Common Stockholders and such By-Laws shall provide for the officers of the corporation, the manner of their selection, and such other rules appropriate to By-Laws have as their purpose the control and management of the corporation, including provisions whereby the said By-Laws may be amended.

XII.

The corporation shall have the power to amend, alter, change or repeal any provisions of its Charter in form or substance, all as authorized by the Georgia Business Corporation Code.

XIII.

None of the holders of shares of Common Stock shall be entitled as a matter of right or privilege to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares or any shares, evidence of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any new or additional shares.

XIV.

No Director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a Director; provided that this provision shall eliminate or limit the liability of a Director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation and prays to be incorporated under the name and style of the aforesaid, with all the rights, powers and privileges and immunities herein set forth, and such additional rights, powers and privileges as may be inherent in or allowed to like corporations under the laws of the State of Georgia as they now exist or may hereafter exist.

/s/ David D. Huff
DAVID D. HUFF (Incorporator)

Route 1, Box 474

Dearing, Georgia 30808